Fourth Quarter and Year End 2014 Earnings Release Conference Call
February 18, 2015

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today. On the call with me is Kevin Bradley, Senior Vice President and Chief Financial Officer; Kevin O'Reilly, Vice President of Operational Finance; and Tom Gelston, Vice President of Investor Relations. Also participating on the call and available for your questions is the Terex leadership team, including our business segment presidents.

As usual, a replay of this call will be archived on the Terex website, www.terex.com, under Audio Archives in the Investor Relations section. I will begin with some overall commentary and highlights. Kevin will follow with a more detailed financial report and then I will give some comments on where we are heading going forward and summarize before we open it up to your questions. We will be following the presentation that accompanied the earnings release and is available on our website. I would like to request that you ask one question and no more than one follow-up in order to give everyone a chance to participate.

Let me direct your attention to page 2 of the presentation, which is the forward-looking statement and non-GAAP measures explanation. We encourage you to read this as well as other items in our disclosures because the information we will be discussing today does include forward-looking material.

Turning to Page 3, 2014 had many positive developments and a number of challenges as well. Operationally, our Material Handling & Port Solutions (MHPS) segment improved profitability by $54 million, as they executed the ongoing integration plan, delivered on the large port automation projects and launched some newly designed products as anticipated. Our Construction business returned to profitability, and today is a more focused business following the divestiture of our off-highway truck business and 51% of ASV. These transactions together deliver cash benefits in excess of $275 million to Terex. In addition, our cash flow performance in the year was very good, delivering $329 million in Free Cash Flow. We partially used this cash to repurchase 5.3 million shares of Terex common stock during the year, with just under 70% of this done in the fourth quarter, while also reducing our leverage to 2.1x EBITDA. Lastly, our Return on Invested Capital improved 310 basis points to 11.2%. We believe that Terex, even when operating in a challenging environment, continues to strengthen.

On page 4, we highlight some of the challenges we faced. End markets for much of our equipment were unpredictable, if not declining. This was especially true with our Cranes and Materials Processing (MP) segments. Our AWP segment, conversely, had improved sales performance, but the combination of manufacturing inefficiencies, rising material costs and the start-up costs of Oklahoma City muted the margin performance. Company-wide, the recent sharp move in oil prices has caused uncertainty for some of our customers, especially in the fourth quarter. Lastly, we saw a significant move in currency exchange rates also in the final weeks of 2014.

Page 5 highlights the net sales and operating profit bridges for both the fourth quarter and the full year periods. While Q4 sales were fairly similar on a year-over-year basis, currency did negatively pressure the Cranes and MHPS segments enough to hide slight growth on a constant currency basis. The largest change in our fourth quarter results was the lower profitability of the AWP segment. We did expect below-year-ago performance as AWP focused on cash generation in the fourth quarter of 2014, whereas in Q4 2013 we built inventory preparing for 2014 growth. Other factors were higher steel costs and the product mix shifting towards telehandlers versus a higher mix of booms in the year ago quarter. Some of this was influenced by Tier IV engine conversions in both periods.

For the full year, AWP and MHPS segments posted sales growth rates of 11% and 5%, respectively. The Cranes segment finished the year down around 7%. Mobile crane customers continued to be hesitant to place orders for fleet in the face of uncertain market conditions. Incremental profitability for our Construction and MHPS segments were very strong, as both reflected the ongoing effort to streamline operations and remove overhead costs. AWP’s results were disappointing, as less profit was made on more sales. As I mentioned on the last slide, staffing decisions, input costs, product mix and startup expense for a facility all contributed to that result.

On page 6, we’ve presented our geographic footprint. You will see our largest market remains North America, which showed a slight 3% growth for the year. Our most improved market was Western Europe, which was up 28% for the year and now accounts for 31% of net sales. The balance of our markets were negative, resulting in a decline in sales from the rest of the world markets to 28% of total sales, down from 34%. In the fourth quarter, however, we saw a slight improvement in Latin America and the Middle East, which seems to point to a more stable market in those areas for 2015. Let me now turn it over to Kevin Bradley, who will go through the detailed financial results for the fourth quarter and full-year period.

Kevin Bradley - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you Ron and good morning everyone. I’ll be reviewing earnings per share (EPS) detail for the 2014 full year results and comparing them to the prior year. I’ll also review some of the progress we made in 2014 on our capital structure and the impact it has had on some key financial metrics.

Let’s turn to slide 7, which bridges our EPS from 2013 to 2014. Adjusting for restructuring charges taken in 2013, our as adjusted EPS was $2.23. Overall, results for the business in 2014 led to a $0.12 increase in EPS, with the majority of the improvement coming from lower interest expense and a lower tax rate. The adjusted EPS of $2.35 removes the impact of the following items:

•	A $0.26 charge for restructuring actions taken in our MHPS business. In addition to take out costs, the restructuring action will de-layer and simplify the organization.

•	The $0.17 adjustment for portfolio management primarily represents a loss on the sale of our Australian Material Handling business, which more than offset the gain we recorded on the sale of ASV.

•	The $0.36 adjustment for “Net tax impact” was a tax benefit triggered by the ASV transaction, partially offset by a tax valuation allowance recorded in the period.

•	Lastly, $0.52 was reported related to discontinued operations for in 2014, which includes the gain on sale of the off-highway truck business.

Page 8 bridges the $342 million increase in liquidity for the year to approximately $1.1 billion. Free Cash Flow was $329 million, well above our previous guidance. Improvement in working capital reflects some early results from our accounts receivable and accounts payable improvement initiatives. We repurchased roughly 5.3 million shares of stock during 2014. This, combined with our dividend, represented a $192 million usage of cash during the year. We also used $171 million to repay debt and other debt related expenses during 2014. This included revolver repayments and maturing debt in Italy.

Portfolio activities resulted in a net benefit of $214 million generated from the sale of our off-highway truck business and the ASV joint venture formation. During the year, we refinanced our senior credit facility, which lowered our borrowing costs and added $100 million in revolver borrowing capacity. On page 9, you will find graphs of key financial metrics over the last 3 years. As I previously mentioned, our working capital performance has continued to progress as a percentage of sales from 24.8% to 22.5% in 2014. Approximately 45% of this improvement, however, was driven by foreign exchange.

Our Free Cash Flow was $329 million, a solid increase from 2013 results. Lastly, our ROIC for 2014 was 11.2%, a 310 basis point improvement from last year. Continued focus on improved capital efficiency and tax rate, as well as the targeted use of cash to de-lever Terex are the main reasons for the improved ROIC performance. Page 10 covers key capital structure and coverage ratios. Our Debt to total capital was reduced to 46.7%, continuing the trend of deleveraging Terex since our acquisition of Demag Cranes AG back in 2011.

As a result of the de-leveraging and the new senior debt facility with its lower interest rate, our coverage ratio expanded to 5.6x. Net Debt to EBITDA ratio, improved to 2.1x. The lower ratio reflects good progress in a relatively flat operating environment. We remain focused on our debt structure, and would expect to see the Net Debt to EBITDA ratio continue to trend lower.

With that, let me turn it back to Ron.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Thank you, Kevin. Let me provide some segment level commentary. I would like to take the next few minutes to go through each of the segments in a little more detail. On page 11 we discuss the AWP segment. Of note is the very strong order intake in the quarter of $936 million, leading to a book to bill ratio of 207% and a year ending backlog of $698 million. This is a good way to start a somewhat cautious year. As the lower left chart shows, the order patterns for last year’s deliveries were entered into mainly in the first quarter, whereas for this year the more traditional order pattern of larger orders being placed in the prior fourth quarter took place. This should not suggest a stronger first quarter, as we know most of our customers want deliveries starting in late March, unlike last year when we were shipping earlier.

We are adding a number of new products to our lineup this year, such as the 150 foot boom lift and a more complete telehandler range with the introduction of our new six and eight ton machines. We continue to ramp up production in Oklahoma City for telehandlers and in China on a broader range of AWP models. We believe this business is back in balance from a labor and efficiency perspective. We are also gradually addressing various manufacturing footprint issues. Furthermore, while 2014 experienced significant increases in the price of steel, we expect 2015 to be a slight improvement in this area over prior year costs. Lastly, we are prepared for some level of headwinds associated with demand that was driven by the upstream oil activities in North America and some negative currency pressure. For the full year we believe net sales will be down mid-single digits versus 2014 with margins in the lower teens.

Turning to page 12, our Construction business also had a book to bill ratio above 100%, coming in at 103%. I should note, however, that while ASV is not included in our consolidated figures going forward, the historic periods prior to Q4 do still reflect ASV in our consolidated results. That sale, along with the sale of our off-highway truck business, has led to a far more streamlined and focused business, but with several markets still weak, it’s not yet a healthy business.

We continue to see strong demand for our concrete mixer truck product line in North America. With the strong dollar relative to the Euro and, to a lesser extent the Pound Sterling, we are looking at the export opportunity that may be afforded to us from our European manufacturing. We have been essentially locked out of the U.S. market for nearly eight years. We have just launched a push on compact equipment into the rental channel with a purpose built product to a rental spec, and would expect some uptick from this during the year. However, one of our historically more profitable products in this category, our material or scrap handler, is still seeing a challenging marketplace with very low scrap steel pricing. Overall Construction net sales, excluding ASV, should be flat prior to factoring in the currency headwind. With currency, net sales are likely to be down about mid to high single digits and the overall business is likely to breakeven or perform slightly better.

On page 13, we show our Cranes segment, which continues to operate in a fairly muted demand environment. Backlog was up roughly 8% versus the prior year, but is still generally below the level we would like to see for this business. We have launched a revamped all-terrain crane product line in the four and five axle class that we feel positions us better from a selling proposition perspective as well as enhances our productivity in the manufacturing process. The strongest performer in this segment continues to be our Utilities division, and we continue to look for growth here as well as new opportunities to leverage our customer reach. As part of that, we see continued expansion of our North American services business. Lastly, we don’t expect to see much change in the challenging markets of the Americas and Australia for our main mobile crane product lines. Visibility in these two markets remains challenging. Overall, we expect net sales to decline as a result of currency and end market uncertainty by high single digits to low double digits, and margins to be similar to or up slightly when compared to 2014.

Turning to page 14, our MHPS segment’s results for backlog and book to bill ratios reflects the delivery of the substantial port automation solutions projects in 2014. We have previously indicated that this dynamic will likely cause a lower sales year in 2015 as a result, and the book to bill ratio of 70% highlights this dynamic. Our backlog is down versus 2013 by approximately 29%, however much of that change can be isolated to the automation product order book, as is illustrated by the shaded part of the bar graphs on this page. Backlog for all other products was down approximately 12%, but relatively flat when adjusted for currency. The relative profitability of this segment, however, continues to strengthen, reflecting the impact from the restructuring activities done to date. As we mentioned back in our November analyst day, we have a number of new products coming out, especially on the MH side of the business, such as our V-girder crane design and a new hoist design. This business is expected to have significant currency translation headwinds as a result of the weaker Euro. We do expect overall net sales to decline for the segment at about mid to high teens percentages, and margins to be at or slightly better than 2014, despite the lower business levels.

Lastly, on page 15 we discuss the MP segment. This business continues to perform steadily in terms of demand, although still at softer levels from mining related markets such as Australia. In 2014 we invested in new products to expand our portfolio into aggregate washing systems and recycling. This, as well as stability in the global aggregate markets, has us more optimistic for improved results on a unit basis. This segment is headquartered in Northern Ireland, and will have similar currency challenges as the rest of our businesses, but also some increased export opportunities. Lastly, lower commodity prices, such as iron ore and coal, continue to drag sentiment down, exacerbated by geopolitical uncertainty, especially in markets like Russia and Ukraine. We expect net sales to be mid to high single digits lower as a result of currency, with margins at about 2014 levels.

Turning to page 16, we summarize the improvement initiatives underway in the Company. We disclosed a few months ago expectations for $202 million of profit improvement to be implemented across the business by the end of 2016. We are on track to achieve this. We anticipate that approximately $50 million will be realized in the 2015 income statement and exiting the year at a higher run rate than that. We expect continued improvement in our tax rate, with roughly half of the 300 basis point improvement in our rate expected to occur in 2015. Our working capital efficiency gained traction and is expected to continue throughout 2015, and our newly authorized share repurchase program enhances our ability to deliver value to shareholders. We are on track with these programs.

On page 17 we present our outlook for 2015. We are calling for net sales to be in the range of $6.2 – $6.6 billion. The impact from currency and the deconsolidation of ASV represent about $650 – $750 million of this decline. The balance is a combination of lower MHPS sales given the impact of not having the large port automation projects that occurred in 2014 and that won’t repeat in that size in 2015, as well as some headwind assumptions associated with the oil and gas markets.

We are expecting operating margins to be in the 7% – 7.5% range, mainly as a result of improved AWP performance and the impact from the savings initiatives for our programs overall. Our resulting earnings range is $2.00 – $2.30 per share, a slight decline from the $2.35 per share we delivered in 2014, as adjusted. We anticipate interest will be approximately $115 million, with the interest being slightly lower in the second half than the first half due to the timing of the maturity of our convertible bonds in June 2015. Our tax rate is anticipated to be 30% – 32% and our share count approximately 113 million. Free cash flow is targeted at $200 – $250 million. For the cadence of our earnings, we expect that our first half EPS will be roughly 40% – 45% of the full year, similar to this past year, with the first quarter starting more slowly as AWP deliveries will be below a year ago. Consequently the first quarter EPS should be about 7% – 9% of our full year, versus the roughly 10% – 12% that occurred in the past two years.

So in summary on page 18, our organization is focused on simple and straight forward objectives for the year: drive improvement in those activities that we control. And with that we are on track. AWP had a challenging year in terms of profit margin. We think we have addressed much of these causes in 2014 and feel most of them are behind us. The market dynamics of currency and the volatility in oil pricing creates a headwind for us in 2015. Financial efficiency opportunities remain throughout the Company however - through working capital, tax, interest expense and share count. We are working all of these aspects, and expect to unlock value from these in 2015 and beyond. We expect modestly weaker markets and significant currency volatility. But like 2014, we think we can make meaningful improvements during this period that will position us for better days when and if they arrive.